Exhibit 5.1

Matthew T. Browne

(858) 550-6045

mbrowne@cooley.com

May 17, 2007

CryoCor, Inc.

9717 Pacific Heights Boulevard

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by CryoCor, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 1,052,423 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), and up to 578,824 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of warrants (the “Warrants”), pursuant to that certain Securities Purchase Agreement dated as of April 20, 2007, by and among the Company and the purchasers named therein (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus; the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect; the Purchase Agreement; the Warrants and such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable, and the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

/s/ MATTHEW T. BROWNE
Matthew T. Browne

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM